Exhibit 99.1

October 18, 2018
For more information contact:
Steve P. Foster, CEO or
Robert C. Haines II, Executive VP & CFO
at 800-344-BANK

TO ALL MEDIA:
FOR IMMEDIATE RELEASE

RE: LCNB Corp. Announces Board Appointments

Lebanon, Ohio: LCNB Corp. (Symbol: LCNB) The Board of Directors of LCNB Corp., at their meeting on Monday, October 15, 2018 announced appointments of two new directors to the LCNB Corp. and LCNB National Bank Boards of Directors. Eric J. Meilstrup, who was recently named President, was installed on the board at Monday’s meeting. Michael J. Johrendt, former board member of the recently acquired Columbus First Bancorp, Inc. of Worthington, Ohio, was also selected to join the boards. Mr. Johrendt will be sworn in at the board’s November 19, 2018 meeting.

Mr. Meilstrup has been with LCNB National Bank for 30 years, the last fifteen as Executive Vice President and a member of its Executive team. He has served in a number of roles over his career including Oversight of Deposit Operations, Branch Operations, Human Resources, Training and a number of Customer Service related departments. Mr. Meilstrup resides in Lebanon, Ohio.

Mr. Johrendt is a principal in the law firm of Johrendt & Holford located in Columbus, Ohio, practicing in the areas of business and tax law. He had been a board member of Columbus First Bancorp, Inc. since its inception in August, 2007. In addition to his law practice, Mr. Johrendt owns and operates a commercial real estate investment company. He formerly served as Vice Chair of the Ohio Board of Tax Appeals. Mr. Johrendt resides in Columbus, Ohio.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. LCNB National Bank is its wholly-owned FDIC insured subsidiary with 35 offices located in Butler, Clinton, Clermont, Fayette, Franklin, Hamilton, Montgomery, Preble, Ross, and Warren, Counties, Ohio. Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank can be found on the Internet at www.LCNB.com.